EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator

XTO Energy Inc. Employees’ 401(k):

We consent to the incorporation by reference in the Registration Statements (Nos. 333-68775, 333-37668, 333-81849, 333-91460, and 33-55784) on Form S-8 of XTO Energy Inc. of our report dated June 23, 2009 with respect to the statements of net assets available for benefits of XTO Energy Inc. Employees’ 401(k) Plan as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2008, and the related supplemental schedule, which report appears in the December 31, 2008, annual report on Form 11-K of XTO Energy Inc. Employees’ 401(k) Plan.

KPMG LLP

Dallas, Texas

June 23, 2009

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